Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Virgin Galactic Holdings, Inc.:
We consent to the use of our reports dated March 1, 2021, except for Note 2, 3, 11, 12, and 13, with respect to the consolidated financial statements of Virgin Galactic Holdings, Inc. and for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to classification and measurement of warrant liabilities, as to which the date is May 10, 2021, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Los Angeles, California
May 28, 2021